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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB Number:  3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

  Kelley, Matthew
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  (Last)                             (First)                         (Middle)

   Two Apple Hill Drive
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                                    (Street)

   Natick,                             MA                             01760
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   3/27/00
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Peritus Software Services, Inc. (PTUS)
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5. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                   XX    10% Owner
           -----                           ------

            XX    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                             Vice President
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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [_]  Form filed by More than One Reporting Person
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Forms        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                          10,000,000                       I                 By Rocket Software, Inc.
--------------------------    ---------------------------      -----------------        ------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)

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Form 3 (Continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities   4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Securities    or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                           Price of        Derivative      Beneficial
                                     Date                                                Derivative      Security:       Ownership
                                    (Month/Day/                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                               or
                                  ------- ------- ----------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                     (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------- --------------- --------------- -------------
Option                              (1)   4/3/2010      Common Stock         150,000     $.875              D
-------------------------------   ------- -------  ------------------------  ------- --------------- --------------- -------------

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
Explanation of Responses

(1) The options vest ratably in two (2) equal installments commencing one year after the date of grant. The date of grant is ten (10) years prior to the expiration date.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                        /s/ Matthew Kelley
                        _______________________________    Date: April 5, 2000
                        Matthew Kelley